Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TiVo Inc.:
We consent to the incorporation by reference in the registration statement on Form S-3 (File Nos. 333-171031, 333-146156, 333-113719, 333-112836, 333-106731,333-103002, 333-100894, 333-92028, and 333-69530) and Form S-8 (File Nos. 333-169292, 333-163618, 333-153179, 333-153178, 333-146998, 333-135754, 333-112838, 333-106251, 333-101045, 333-69512, and 333-94629) of TiVo Inc. of our reports dated March 11, 2011, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income/loss, and cash flows for each of the years in the three-year period ended January 31, 2011, and the effectiveness of internal control over financial reporting as of January 31, 2011, which reports appear herein.

/s/ KPMG LLP

Mountain View, California
March 11, 2011